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                                                                 EXHIBIT (23)(C)
                        CONSENT OF MOORE & COSTELLO LLC

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of First Union Corporation of our report dated January 16, 1996, relating to the statements of financial condition of 1st Southern State Bank as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in ANNEX A of the Registration Statement.

                                         MOORE & COSTELLO LLC
                                         (formerly Moore & Fitzpatrick LLC)

Marmora, New Jersey
December 12, 1997

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